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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934



                               WEB STREET, INC.
                               (Name of Issuer)


                                 Common Stock
                        (Title of Class of Securities)


                                  947336 10 3
                                (CUSIP Number)


                               December 31, 1999
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
      -
     [x] Rule 13d-1(c)
      -
     [ ] Rule 13d-1(d)
      -

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 947336 10 3



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------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.
      Rodney R. Schoemann
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Louisiana
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,241,668

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,241,668

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,241,668
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

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Item 1   Issuer

     (a) Web Street, Inc.

     (b) 510 Lake Cook Road
         Deerfield, Illinois 60015


Item 2   Persons Filing

     (a) Name of Persons Filing:

         Rodney R. Schoemann, Sr.

     (b) Address of Principal Offices:

         3904 Wheat Drive
         Metairie, Louisiana 70002

     (c) Citizenship:

         Louisiana

     (d) Title of Class of Securities:

         Common Stock, par value $.01 per share

     (e) CUSIP Number

         947336 10 3

Item 3.  Not Applicable

Item 4.  Ownership.

     Please see Items 5, 6, 7, 8, 9, and 11 on cover sheet.

Item 5.  Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

     Not applicable.

Item 8.  Identification and Classification of Members of the Group

     Not Applicable.

Item 9.  Notice of Dissolution of Group

     Not Applicable.

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                       SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       ----------------------------------
                                       RODNEY R. SCHOEMANN

                                       Date:  February 13, 2000